Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated July 8, 2015 with respect to the consolidated financial statements included in the Annual Report on Form 20-F, as amended by the Annual Report on Form 20-F/A, for the year ended March 31, 2015 of Eros International Plc, which is incorporated by reference in this Registration Statement on Form S-8 dated September 22, 2015. We consent to the incorporation by reference in this Registration Statement of the aforementioned report.

Mumbai, India

September 22, 2015

Member firm of Grant Thornton International Ltd Offices in Bengaluru, Chandigarh, Chennai, Gurgaon, Hyderabad, Kolkata, Mumbai, New Delhi, Noida and Pune	Grant Thornton India LLP is registered with limited liability with identity number AAA-7677 and its registered office at L-41 Connaught Circus, New Delhi, 110001